Exhibit 99.1

GAP INC. REPORTS JULY SALES FLAT TO LAST YEAR;

COMPARABLE STORE SALES DOWN 4 PERCENT

Company Expects to Report Second Quarter Earnings Per Share of $0.28 to $0.29

SAN FRANCISCO — August 4, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $1.04 billion for the four-week period ended July 30, 2005, compared with net sales of $1.04 billion for the same period ended July 31, 2004. The company’s comparable store sales for July 2005 decreased 4 percent compared with a 5 percent decrease in July 2004.

Comparable store sales by division for July 2005 were as follows:

Gap North America: negative 8 percent versus negative 3 percent last year

Banana Republic North America: positive 7 percent versus negative 10 percent last year

Old Navy North America: negative 5 percent versus negative 2 percent last year

International: positive 4 percent versus negative 14 percent last year

“July was a transitional month as our brands continued to clear summer merchandise. Overall, results for July were disappointing and given the promotional activity, merchandise margins were below last year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations.

Second Quarter Sales Results and Earnings Guidance

For the 13 weeks ended July 30, 2005, total company net sales were $3.72 billion, compared to net sales of $3.72 billion for the same period ended July 31, 2004. The company’s second quarter comparable store sales decreased 3 percent compared with flat comparable store sales in the second quarter of the prior year.

Comparable store sales by division for the second quarter were as follows:

Gap North America: negative 4 percent versus positive 1 percent last year

Banana Republic North America: negative 3 percent versus positive 4 percent last year

Old Navy North America: negative 4 percent versus flat last year

International: positive 1 percent versus negative 10 percent last year

The company announced that it expects earnings per share for the second quarter to be $0.28 to $0.29. A one-time reversal of a sublease loss reserve and the absence of premiums paid on early retirement of debt together represent about $123 million of pre-tax benefit versus last year, or about $0.08 per share for the second quarter.

Gap Inc. plans to provide an in-depth review of it second quarter results and review its full year 2005 financial guidance during the company’s 2005 second quarter earnings conference call, which is scheduled for Thursday, August 18, 2005.

The company reiterated that it expects year-over-year inventory per square foot at the end of the second quarter to be down on percentage point basis in the low single digits compared to last year.

As of July 30, 2005, Gap Inc. operated 3,029 store locations compared with 2,999 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its second quarter earnings via press release on August 18, 2005 at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com .

Gap Inc. will announce August sales on September 1, 2005.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for the second quarter of 2005 and (ii) year over year change in inventory per square foot at the end of the second quarter.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise from the Company’s due diligence during the close process or other subsequent events that would require the Company to reevaluate its assumptions or make other adjustments; the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the Company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the Company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the Company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the

Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended April 30, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statement are based on information as of August 4, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb 415-427-2161	Kris Marubio 415-427-1798